EXHIBIT 3.1
                               TRION, INC.

                 AMENDMENT TO ARTICLES OF INCORPORATION
                       (EFFECTIVE APRIL 20, 1995)


          Article 5 of the Articles of Incorporation was amended and restated in its entirety as follows:

          "The Corporation shall have the authority to issue 20,000,000 shares of Common Stock of the par value of $0.50 per share."

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